------
FORM 4
------                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no longer                         WASHINGTON, D.C. 20549
    subject to Section 16. Form 4
    or Form 5 obligations may                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b)

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting Person  2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
                                                                                                (Check all applicable)
   Centre Partners Management LLC(1)        Firearms Training Systems, Inc. (FATS)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [ ] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
                                            of Reporting                                         (give title   (specify below)
                                            Person                                                below)
                                            (Voluntary)
   30 Rockefeller Plaza, Suite 5050                            May 2002
---------------------------------------                     ------------------------------------------------------------------------
        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Year)           (check applicable line)

                                                                                             [ ] Form Filed by One Reporting Person
                                                                                             [X] Form Filed by More than One
   New York,   NY       10020                                                                    Reporting Person
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   (City)   (State)     (Zip)
                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)                                                  (Instr. 3 and 4)
                                  ------------------------------------------------
                                     Code     V       Amount      (A) or (D) Price
-----------------------------------------------------------------------------------------------------------------------------------
Class A common stock   May 13, 2002   P            4,870,385(2)       A      $ 0.01   22,764,141             D               (3)
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Series B preferred     May 13, 2002   P            2,477.0678(2)      A      $20.77   5,570.0286             D               (3)
stock
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Class A common stock   May 13, 2002   P            544,472(4)         A      $ 0.01   2,544,773              D               (5)
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Series B preferred     May 13, 2002   P            276.9174(4)        A      $20.77   622.6858               D               (5)
stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A common stock   May 13, 2002   P            965,071(6)         A      $ 0.01   4,510,859              D               (7)
-----------------------------------------------------------------------------------------------------------------------------------
Series B preferred     May 13, 2002   P            490.8331(6)        A      $20.77   1,103.7072             D               (7)
stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A common stock   May 13, 2002   P            720,463(8)         A      $ 0.01   3,316,897              D               (9)
-----------------------------------------------------------------------------------------------------------------------------------
Series B preferred     May 13, 2002   P            366.4257(8)        A      $20.77   823.4634               D               (9)
stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A common stock   May 13, 2002   P            48,703.85(2)       A      $ 0.01   227,641.41             I               (10)
-----------------------------------------------------------------------------------------------------------------------------------
Class A common stock   May 13, 2002   P            5,444.72(4)        A      $ 0.01   25,447.73              I               (11)
-----------------------------------------------------------------------------------------------------------------------------------
Class A common stock   May 13, 2002   P            9,650.71(6)        A      $ 0.01   45,108.59              I               (12)
-----------------------------------------------------------------------------------------------------------------------------------
Series B preferred     May 13, 2002   P            24.770678(2)       A      $20.77   55.700286              I               (10)
stock
-----------------------------------------------------------------------------------------------------------------------------------
Series B preferred     May 13, 2002   P            2.769174(4)        A      $20.77   6.226858               I               (11)
stock
-----------------------------------------------------------------------------------------------------------------------------------
Series B preferred     May 13, 2002   P            4.908331(6)        A      $20.77   11.037072              I               (12)
stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A common stock   May 13, 2002   P            7,204.63(8)        A      $ 0.01   33,168.97              I               (13)
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                                                                                                                        Page 1 of 7

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Class A common stock   May 13, 2002   P            637.9928(14)       A      $ 0.01   2,981.9773             I               (15)
-----------------------------------------------------------------------------------------------------------------------------------
Series B preferred     May 13, 2002   P            3.664257(8)        A      $20.77   8.234634               I               (13)
stock
-----------------------------------------------------------------------------------------------------------------------------------
Series B preferred     May 13, 2002   P            0.32448183(14)     A      $20.77   0.72964216             I               (15)
stock
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* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                           (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                                                                        Page 2 of 7

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/        (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)                              Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                                   (Instr. 3, 4,
                                                                    and 5)
                                                --------------------------------------
                                                      Code    V    (A)      (D)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                         (Instr. 5)     Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

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
Explanation of Responses: See attachment.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                             Date: June 10, 2002

                                       CENTRE PARTNERS MANAGEMENT LLC

                                       By: /s/ Scott Perekslis
                                           ------------------------------------
                                       Name:   Scott Perekslis
                                       Title:  Managing Director

                                       CENTRE CAPITAL INVESTORS II, L.P.

                                           By: Centre Partners II, L.P., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By: /s/ Scott Perekslis
                                                   ----------------------------
                                               Name:   Scott Perekslis
                                               Title:  Managing Director

                                       CENTRE CAPITAL TAX-EXEMPT INVESTORS II,
                                       L.P.

                                           By: Centre Partners II, L.P., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By:  /s/ Scott Perekslis
                                                   ----------------------------
                                               Name:    Scott Perekslis
                                               Title:   Managing Director

                                       CENTRE CAPITAL OFFSHORE INVESTORS II,
                                       L.P.

                                           By: Centre Partners II, L.P., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By: /s/ Scott Perekslis
                                                   ----------------------------
                                               Name:   Scott Perekslis
                                               Title:  Managing Director

                                       CENTRE PARTNERS COINVESTMENT L.P.

                                           By: Centre Partners II, L.L.C., its
                                               general partner

                                               By: Centre Partners Management
                                                   LLC, its attorney-in-fact

                                               By: /s/ Scott Perekslis
                                                   ----------------------------
                                               Name:   Scott Perekslis
                                               Title:  Managing Director

                                       CENTRE PARTNERS II, L.P.

                                           By: Centre Partners Management LLC,
                                               its attorney-in-fact

                                           By: /s/ Scott Perekslis
                                               --------------------------------
                                           Name:   Scott Perekslis
                                           Title:  Managing Director

                                       CENTRE PARTNERS II, L.L.C.

                                           By: Centre Partners Management LLC,
                                               its attorney-in-fact

                                           By: /s/ Scott Perekslis
                                               --------------------------------
                                           Name:   Scott Perekslis
                                           Title:  Managing Director

----------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person    2. Statement for    4. Issuer Name and Ticker or Trading Symbol
                                                Month//Year

   Centre Partners Management LLC               May 2002          Firearms Training Systems, Inc. (FATS)
   30 Rockefeller Plaza, Suite 5050
   New York, NY 10020


----------------------------------------------------------------------------------------------------------------


Names and Address of Additional Reporting Persons:

Centre Capital Investors II, L.P.
Centre Capital Tax-Exempt Investors II, L.P.
Centre Capital Offshore Investors II, L.P.
Centre Partners Coinvestment L.P.
Centre Partners II, L.P.
Centre Partners II, L.L.C.

30 Rockefeller Plaza, Suite 5050
New York, NY 10020


Explanation of Responses:

1. Although Centre Partners Management LLC may be deemed a beneficial owner of more than 10% of the common stock of Firearms Training Systems, Inc. pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, it does not have a pecuniary interest in any equity securities of the Issuer.


2. Acquired by Centre Capital Investors II, L.P. ("Centre Capital") pursuant to the closing of the Loan and Stock Purchase Agreement dated as of April 25, 2002 (the "Purchase Agreement") among PB Capital Corporation, Centre Capital, Centre Capital Tax-Exempt Investors II, L.P. ("Centre Tax-Exempt"), Centre Capital Offshore Investors II, L.P. ("Centre Offshore") and Centre Partners Coinvestment L.P. ("Centre Coinvestment").


3.   Directly owned by Centre Capital.


4. Acquired by Centre Tax-Exempt pursuant to the closing of the Purchase Agreement.


5.   Directly owned by Centre Tax-Exempt.


6.   Acquired by Centre Offshore pursuant to the closing of the Purchase
     Agreement.


7.   Directly owned by Centre Offshore.


8. Acquired by Centre Coinvestment pursuant to the closing of the Purchase Agreement.


9.   Directly owned by Centre Coinvestment.


10. Indirectly owned by Centre Partners II, L.P. ("Centre Partners LP"), who may be deemed to have a pecuniary interest in these securities through its partnership interest in Centre Capital.

11. Indirectly owned by Centre Partners LP, who may be deemed to have a pecuniary interest in these securities through its partnership interest in Centre Tax-Exempt.

12. Indirectly owned by Centre Partners LP, who may be deemed to have a pecuniary interest in these securities through its partnership interest in Centre Offshore.

13. Indirectly owned by Centre Partners II, L.L.C. ("Centre Partners LLC"), who may be deemed to have a pecuniary interest in these securities through its partnership interest in Centre Coinvestment.

14. Acquired by Centre Capital, Centre Tax-Exempt and Centre Offshore pursuant to the closing of the Purchase Agreement.

15. Indirectly owned by Centre Partners LLC, who may be deemed to have a pecuniary interest in these shares through its partnership interest in Centre Partners LP.